================================================================================




                        INDEMNITY REINSURANCE AGREEMENT


                                 by and between


                     UNUM LIFE INSURANCE COMPANY OF AMERICA


                                      and


                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK



                          Dated as of October 1, 1996






================================================================================

                               TABLE OF CONTENTS

                                                                                Page


ARTICLE I      DEFINITIONS....................................................    1

ARTICLE II     BUSINESS REINSURED.............................................    5

ARTICLE III    NOVATED CONTRACTS..............................................    6

ARTICLE IV     TERMINATION AND RECAPTURE......................................    6
    Section 4.01.  Termination................................................    6
    Section 4.02.  Recapture..................................................    6

ARTICLE V      TERRITORY......................................................    9

ARTICLE VI     CHANGES; CREDITING RATES.......................................    9
    Section 6.01.  Contract Changes or Reserve Assumption Changes.............    9
    Section 6.02.  Crediting Rates............................................    9

ARTICLE VII    TRANSFER OF ASSETS; CONTRACT
               LOANS..........................................................    9
    Section 7.01.  Asset Transfer.............................................    9
    Section 7.02.  Contract Loans.............................................   10

ARTICLE VIII   PREMIUMS; RECOVERIES...........................................   10

ARTICLE IX     CUSTODIAN ACCOUNT..............................................   10
    Section 9.01.  General Account Reserves...................................   10
    Section 9.02.  Custodian Account..........................................   11

ARTICLE X      INSOLVENCY.....................................................   13

ARTICLE XI     OFFSETS........................................................   13

ARTICLE XII    RIGHTS WITH RESPECT TO GENERAL
               ACCOUNT LIABILITIES............................................   13

ARTICLE XIII   ERRORS AND OMISSIONS...........................................   14

ARTICLE XIV    DUTY OF COOPERATION............................................   14

ARTICLE XV     ARBITRATION....................................................   14



ARTICLE XVI    MISCELLANEOUS PROVISIONS.......................................   15
    Section 16.01.  Notices...................................................   15
    Section 16.02.  Amendment.................................................   16
    Section 16.03.  Counterparts..............................................   16
    Section 16.04.  No Third Party Beneficiaries..............................   16
    Section 16.05.  Assignment................................................   16
    Section 16.06.  Governing Law.............................................   17
    Section 16.07.  Entire Agreement..........................................   17

                                 SCHEDULES

     Schedule 1.01        Insurance Contracts
     Schedule 1.02        Seller Separate Account
     Schedule 10.02       Authorized Investments


                                 EXHIBITS

     Exhibit A    Substitution Certificate
     Exhibit B    Withdrawal Certificate

                        INDEMNITY REINSURANCE AGREEMENT
                        -------------------------------


          THIS INDEMNITY REINSURANCE AGREEMENT (this "Agreement"), dated as of October 1, 1996, is made by and between UNUM Life Insurance Company of America, a Maine domiciled stock life insurance company ("Seller"), and Lincoln Life & Annuity Company of New York, a New York domiciled stock life insurance company ("LLANY").

          WHEREAS, Seller has agreed to cede and transfer to LLANY the Insurance Contracts (as defined below) and LLANY has agreed to reinsure the rights, obligations and liabilities of Seller under the Insurance Contracts; and

          WHEREAS, Seller and LLANY are, concurrently with the execution of this Agreement, entering into an Assumption Reinsurance Agreement (the "Assumption Reinsurance Agreement") whereby LLANY agrees to assume the Insurance Contracts on an assumption reinsurance basis; and

          WHEREAS, Seller and LLANY are entering into this Agreement whereby LLANY will reinsure the general account obligations of Seller under the Insurance Contracts on the terms and conditions set forth herein pending assumption of the Insurance Contracts by LLANY on a novation basis pursuant to the Assumption Reinsurance Agreement;

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          The following terms shall have the respective meanings set forth below throughout the Agreement:

          "Acquisition Agreement" means the Second Amended and Restated Asset
           ---------------------
Transfer and Acquisition Agreement entered into by and between Purchaser (as defined below) and Seller, dated as of January 24, 1996, to which LLANY has been added as a party.

          "Affiliate" means, with respect to any Person, at the time in
           ---------
question, any other Person controlling, controlled by or under common control with such Person.

          "Agreement" means this Indemnity Reinsurance Agreement.
           ---------

          "Annual Rate" means the value of r in the expression (1 + r)/n/365/ -
           -----------
1, where "n" is equal to the number of days for which interest is to be computed and the result of the expression is the interest factor for computing the applicable interest amounts.

          "Assumption Reinsurance Agreement" shall have the meaning set forth in
           --------------------------------
the second recital hereof.

          "Baseline Balance Sheet" shall have the meaning set forth in the
           ----------------------
Acquisition Agreement.

          "Business Day" means any day other than a Saturday, Sunday, a day on
           ------------
which banking institutions in any of the States of Maine, New York or Indiana are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

          "Cash Amount" means an amount equal to the result of 2.1824%
           -----------
multiplied by the Customer Asset Value calculated as of a particular date.

          "Cash Equivalents" means, as of any particular date, money market
           ----------------
funds, marketable obligations issued or guaranteed by the United States Government, certificates of deposit, bankers' acceptances and other similar liquid investments, in each case, with a maturity date of not more than 90 days from the date on which any such instrument is transferred pursuant to the terms of this Agreement, the market value of which on the date of transfer will be counted as equivalent to cash for purposes of satisfying the aggregate amount of cash and Cash Equivalents required to be transferred as described in Article IV and/or Article VII hereof.

          "Certificateholders" means the certificateholders under the group
           ------------------
annuity contracts included within the Insurance Contracts.

          "Contractholders" shall have the meaning set forth in Article III
           ---------------
hereof.

          "Custodian" means Bankers Trust Company and any successor appointed as
           ---------
such pursuant to the terms of the Custodian Agreement.

          "Custodian Account" shall have the meaning set forth in Section 9.02
           -----------------
hereof.

          "Custodian Agreement" means the custodian agreement entered into by
           -------------------
and among Seller, LLANY and the Custodian dated as of the date hereof.

          "Custodian Asset Value" shall have the meaning set forth in Section
           ---------------------
9.02 hereof.

          "Customer Asset Value" means, at any time, an amount equal to the
           --------------------
aggregate reserves with respect to the Non-Novated Contracts in effect at such time that would be shown on a balance sheet of Seller as at such time prepared in accordance with GAAP applied in the same manner as applied in the preparation of the Baseline Balance Sheet.

          "Effective Date" shall have the meaning set forth in Article II
           --------------
hereof.

          "Extra Contractual Obligations" means all liabilities for
           -----------------------------
consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by Seller or any of its Affiliates prior to the date hereof, whether intentional or otherwise, or from any reckless conduct or bad faith by Seller or any of its Affiliates, in connection with the handling of any claim under any of the Insurance Contracts or in connection with the issuance, delivery, cancellation or administration of any of the Insurance Contracts (provided that no liability with respect to which Purchaser or LLANY shall be entitled to indemnification under Section 10.01(a)(ii) of the Acquisition Agreement shall be deemed to be an Extra Contractual Obligation).

          "Final Recapture Statement" shall have the meaning set forth in
           -------------------------
Section 4.02 hereof.

          "General Account Liabilities" means all general account liabilities
           ---------------------------
and obligations arising under the Insurance Contracts, including, without limitation: (i) all liability for premium taxes arising on account of premiums paid or annuities purchased on or after the Effective Date, (ii) all amounts payable on or after the Effective Date for returns or refunds of premiums under the Insurance Contracts, (iii) all liability for commission payments and other fees or compensation payable with respect to the Insurance Contracts to or for the benefit of brokers and service providers, to the extent that such amounts are or become payable on or after the Effective Date and (iv) all guaranty fund assessments and similar charges imposed with respect to the Insurance Contracts based on premiums paid on or after the Effective Date; excluding (i) the Seller Separate Account Liabilities, (ii) any Extra Contractual Obligations and (iii) any general account liabilities which relate to (A) amounts transferred from the Seller Separate Account to the general account of Seller pending distribution to holders of the Insurance Contracts, (B) amounts held in the general account of Seller pending transfer to the Seller Separate Account and (C) guaranteed death benefits under the Seller Separate Account in excess of account values.

          "General Account Reserves" means the general account statutory
           ------------------------
reserves of Seller (without regard to this Agreement) with respect to the Non-Novated Contracts determined pursuant to New York SAP, as such reserves would have been included in lines 1, 10.2 or 10.3 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (1994 format), including (for the avoidance of doubt) any general account statutory reserve adjustments in relation to Seller Separate Account Liabilities.

          "General Account Reserves Statement" shall have the meaning set forth
           ----------------------------------
in Section 9.01 hereof.

          "Insurance Contracts" means all group annuity contracts issued by
           -------------------
Seller that are listed on Schedule 1.01 hereto and in effect on the Effective Date and all certificates and participation agreements in effect as of the Effective Date issued in accordance with the terms of such group annuity contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith).

          "LLANY" shall have the meaning set forth in the introductory paragraph
           -----
hereof.

          "NAIC" means the National Association of Insurance Commissioners.
           ----

          "New York SAP" means the statutory accounting principles and practices
           ------------
prescribed or permitted by the Insurance Department of the State of New York.

          "90-Day Treasury Rate" means the annual yield rate, on the date to
           --------------------
which 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

          "Non-Novated Contracts" means Insurance Contracts that are not Novated
           ---------------------
Contracts.

          "Novated Contract" shall have the meaning set forth in Article III
           ----------------
hereof.

          "Person" means any individual, corporation, partnership, firm, joint
           ------
venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

          "Preliminary Recapture Statement" shall have the meaning set forth in
           -------------------------------
Section 4.02 hereof.

          "Proposed Recapture Statement" shall have the meaning set forth in
           ----------------------------
Section 4.02 hereof.

          "Purchaser" means The Lincoln National Life Insurance Company, an
           ---------
Affiliate of LLANY.

          "Recapture Date" shall have the meaning set forth in Section 4.02
           --------------
hereof.

          "Required Amount" shall have the meaning set forth in Section 9.02
           ---------------
hereof.

          "Seller" shall have the meaning set forth in the introductory
           ------
paragraph hereof.

          "Seller Custodian" means the custodian named in the Seller Custodian
           ----------------
Agreement (as defined below) and any successor custodian appointed as such pursuant to the terms of the Seller Custodian Agreement.

          "Seller Custodian Account" means the custodian account established
           ------------------------
under the Seller Custodian Agreement.

          "Seller Custodian Agreement" means the custodian agreement entered
           --------------------------
into between Seller (as the successor to UNUM Life Insurance Company) and The Bank of New York, approved by the Superintendent on the 24th day of December, 1991.

          "Seller Separate Account" means the separate account of Seller
           -----------------------
described on Schedule 1.02 hereto.

          "Seller Separate Account Liabilities" means those insurance
           -----------------------------------
liabilities that are reflected in the Seller Separate Account and that relate to the Insurance Contracts.

          "Substitution Certificate" means a substitution certificate in
           ------------------------
substantially the form of Exhibit A hereto.

          "Superintendent" means the Superintendent of Insurance of the State of
           --------------
New York.

          "Third Party Accountant" shall have the meaning set forth in Section
           ----------------------
4.02 hereof.

          "Transfer Request" means a transfer request substantially in the form
           ----------------
of Exhibit C to the Custodian Agreement.

          "Withdrawal Certificate" means a withdrawal certificate in
           ----------------------
substantially the form of Exhibit B hereto.


                                  ARTICLE II

                               BUSINESS REINSURED
                               ------------------

          Upon the terms and subject to the conditions and other provisions of this Agreement and any required governmental and regulatory consents and approvals, effective as of 12:01 a.m., Eastern Time, on October 1, 1996 (the "Effective Date"), Seller hereby cedes to LLANY and LLANY hereby accepts and indemnity reinsures, on a coinsurance basis, 100% of the General Account Liabilities.


                                  ARTICLE III

                               NOVATED CONTRACTS
                               -----------------

          Pursuant to and in accordance with the terms of the Assumption Reinsurance Agreement, LLANY will prepare and mail Notices (as defined in the Assumption Reinsurance Agreement) and certificates of assumption to the holders of the Insurance Contracts (the "Contractholders") in order to attempt to effectuate novations of the Insurance Contracts (each Insurance Contract which is so novated being referred to herein as a "Novated Contract"). To the extent LLANY does not assume by novation any Insurance Contracts, whether due to rejection of assumption by Contractholders, the existence of Certificateholders who are not residents of New York, or otherwise, or if any attempted novation is subsequently finally determined in a judicial proceeding or by regulatory action or otherwise agreed by LLANY and Seller to be ineffective or reversed for any reason, such Insurance Contracts shall not be regarded as Novated Contracts and LLANY shall continue to reinsure the General Account Liabilities associated with such Insurance Contracts, on an indemnity basis, in accordance with the terms and conditions of this Agreement.


                                  ARTICLE IV

                           TERMINATION AND RECAPTURE
                           -------------------------

          Section 4.01.  Termination.  The reinsurance provided under this
                         -----------
Agreement shall terminate as to each Insurance Contract on the earlier of the effective date of the novation of such Insurance Contract pursuant to the Assumption Reinsurance Agreement or the date as of which such Insurance Contract, if a Non-Novated Contract, is recaptured as provided below in this
Article IV.

          Section 4.02.  Recapture.  (a)  In the event that (i) the Standard &
                         ---------
Poor's Corporation Claims-Paying Ability rating of Purchaser becomes less than A or the Moody's Investors Service, Inc. Financial Strength rating of Purchaser becomes less than A2, or (ii) Purchaser files an RBC report with the Commissioner of Insurance of the State of Indiana which indicates that its Total Adjusted Capital is less than 160 percent of its Company Action Level RBC (as such capitalized terms are defined in the NAIC Life Risk-Based Capital Report Including Overview and Instructions for Companies, dated as of December 31,
1994), Seller shall have the right, on 10 days' written notice to LLANY, to recapture the Non-Novated Contracts, effective as of the first day of the month following the month in which the notice period ends (the "Recapture Date"). In the event that the Non-Novated Contracts are recaptured pursuant to this Article IV, a net accounting and settlement with respect to the General Account Liabilities relating to Non-Novated Contracts shall be undertaken by the parties hereto pursuant to the provisions set forth below in this Section 4.02.

          (b) On the Recapture Date, LLANY will deliver to Seller a statement of the General Account Reserves, the amount of any contract loans under the Non-Novated Contracts and the amount of the Cash Amount, each as of the end of the second month preceding the month in which the Recapture Date falls (the "Preliminary Recapture Statement"), together with a certification of the chief financial officer of LLANY that (i) the Preliminary Recapture Statement was prepared in accordance with New York SAP, and (ii) the General Account Reserves set forth therein (A) were determined in accordance with generally accepted actuarial standards consistently applied, (B) were fairly stated in accordance with sound actuarial principles, (C) were based on actuarial assumptions that were appropriate for Seller's obligations under the related Insurance Contracts, and (D) met the requirements of New York SAP.

          (c) On the Recapture Date, LLANY shall, with the written approval by or in the name of the Superintendent, direct the Custodian to transfer to the Seller Custodian Account cash and Cash Equivalents from the Custodian Account in an amount equal to 100% of the General Account Reserves less (i) the amount of any contract loans under the Non-Novated Contracts and (ii) the Cash Amount, each as determined by LLANY and set forth on the Preliminary Recapture Statement. In the event that the amount held in the Custodian Account is less than the amount to be transferred to the Seller Custodian Account as specified in the preceding sentence, LLANY shall transfer an amount equal to the amount of such difference to the Seller Custodian Account. Cash shall be transferred to the Seller Custodian Account by wire transfer of immediately available funds in U.S. Dollars. Cash Equivalents shall be transferred by such instruments of transfer as are reasonably acceptable to Seller and the Seller Custodian. In addition, as specified in Section 7.02 hereof, Seller shall, from and after the Recapture Date, be entitled to receive and retain all contract loan repayments under the Non-Novated Contracts. Recapture shall be deemed to occur upon the receipt by the Seller Custodian Account of such cash and Cash Equivalents, free of all liens or other encumbrances.

          (d) LLANY shall, on or before the date that is 30 days after the Recapture Date, prepare a statement of the General Account Reserves, the amount of any contract loans under the Non-Novated Contracts and the Cash Amount, each as of the close of business on the last day of the month preceding the month in which the Recapture Date falls (the "Proposed Recapture Statement"), together with a certification of the chief financial officer of LLANY to the same effect with respect to the Proposed Recapture Statement as of the date thereof as the certification provided by such officer with respect to the Preliminary Recapture Statement as of the date thereof pursuant to Section 4.02(b). Promptly after its preparation, LLANY shall deliver copies of the Proposed Recapture Statement to Seller. Seller shall have the right to review the Proposed Recapture Statement and comment thereon for a period of 45 days after receipt thereof. LLANY agrees that Seller and its accountants may have access to the accounting records of LLANY relating to its preparation of the Proposed Recapture Statement for the purpose of conducting its review. Any changes in the Proposed Recapture Statement that are agreed to by LLANY and Seller within 45 days of the aforementioned delivery of such statement by LLANY shall be incorporated into a final recapture statement as of the close of business on the last day of the month preceding the month in which the Recapture Date falls (the "Final Recapture Statement"). In the event that LLANY and Seller are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Recapture Statement within such 45-day period, separate written reports of such item or items shall be made in concise form and shall be referred to KPMG Peat Marwick (the "Third Party Accountant"). The Third Party Accountant shall determine within 14 days the manner in which such item or items shall be treated on the Final Recapture Statement; provided, however, that the dollar amount of each item in dispute
           --------  -------
shall be determined between the range of dollar amounts proposed by Seller and LLANY, respectively. The determinations by the Third Party Accountant as to the items in dispute shall be in writing and shall be binding and conclusive on the parties and shall be so reflected in the Final Recapture Statement. The fees, costs and expenses of retaining the Third Party Accountant shall be allocated by the Third Party Accountant between the parties, in accordance with the Third Party Accountant's judgment as to the relative merits of the parties' proposals in respect of the disputed items. Such determination shall be binding and conclusive on the parties. Following the resolution of all disputed items, LLANY shall prepare the Final Recapture Statement and shall deliver copies of such statement to Seller.

          (e) In the event the aggregate amount of cash and Cash Equivalents reflected on the Preliminary Recapture Statement and transferred to the Seller Custodian Account on the Recapture Date is less than an amount equal to 100% of the General Account Reserves less (i) the amount of any contract loans under the Non-Novated Contracts and (ii) the Cash Amount, each as reflected on the Final Recapture Statement, LLANY shall, with the written approval by or in the name of the Superintendent, direct the Custodian to transfer to the Seller Custodian Account additional cash or Cash Equivalents from the Custodian Account, equal to the amount of such difference, together with interest thereon from and including the Recapture Date to but not including the date of such transfer computed at an Annual Rate equal to the 90-Day Treasury Rate in effect as of the Recapture Date. In the event that the amount held in the Custodian Account is less than the amount to be transferred to the Seller Custodian Account as specified in the preceding sentence, LLANY shall transfer to the Seller Custodian Account an amount equal to the amount of such difference, together with interest thereon from and including the Recapture Date to but not including the date of such transfer computed at an Annual Rate equal to the 90-Day Treasury Rate in effect as of the Recapture Date. In the event the aggregate amount of cash and Cash Equivalents reflected on the Preliminary Recapture Statement and transferred to the Seller Custodian Account on the Recapture Date is more than an amount equal to 100% of the General Account Reserves less (i) the amount of any contract loans under the Non-Novated Contracts and (ii) the Cash Amount, each as reflected on the Final Recapture

Statement, Seller shall, with the written approval by or in the name of the Superintendent, direct the Seller Custodian to transfer to the Custodian Account cash or Cash Equivalents from the Seller Custodian Account in the amount of such difference, together with interest thereon computed at an Annual Rate as specified above from and including the Recapture Date to but not including the date of such transfer.


                                   ARTICLE V

                                   TERRITORY
                                   ---------

          This Agreement shall apply to Insurance Contracts covering lives and risks wherever resident or situated.


                                  ARTICLE VI

                            CHANGES; CREDITING RATES
                            ------------------------

          Section 6.01.  Contract Changes or Reserve Assumption Changes.
                         ----------------------------------------------
Seller, on its own initiative, shall not change (a) the terms and conditions of any Insurance Contracts or (b) the assumptions and methods used by Seller to establish the General Account Reserves. LLANY shall share proportionately, on a 100% coinsurance basis, in any contract changes or changes in the assumptions and methods used to establish the General Account Reserves that are required by any regulatory authority having jurisdiction over Seller or that are otherwise required by law, provided that prior to effectuating any such change Seller shall promptly notify LLANY of such proposed change.

          Section 6.02.  Crediting Rates.  Seller shall set crediting rates with
                         ---------------
respect to the Non-Novated Contracts from and after the Effective Date, taking into account the recommendations of LLANY with respect thereto.


                                  ARTICLE VII

                       TRANSFER OF ASSETS; CONTRACT LOANS
                       ----------------------------------

          Section 7.01.  Asset Transfer.  As consideration for the indemnity
                         --------------
reinsurance of the General Account Liabilities by LLANY hereunder and in accordance with the terms of the Acquisition Agreement, Seller shall transfer to the Custodian Account cash, Cash Equivalents and other assets in an amount equal to (a) 100% of the amount of the General Account Reserves as of the close of business on the last day of the month preceding the month in which the Effective Date falls less (b) the amount of any contract loans under the Insurance Contracts as of such date.

          Section 7.02.  Contract Loans.  (a)  As further consideration for the
                         --------------
indemnity reinsurance of the General Account Liabilities hereunder, LLANY shall, subject to the provisions of this Section 7.02, be entitled to all contract loan repayments (including both principal and interest) under the Non-Novated Contracts, payable in accordance with Article VIII hereof. However, as security for the payment of LLANY's obligations hereunder, Seller shall be entitled to withhold actual ownership of such contract loans.

          (b) Seller shall have the right to retain or otherwise receive contract loan repayments under the Non-Novated Contracts, and LLANY shall have an obligation to pay to Seller all such contract loan repayment amounts collected by LLANY, upon the occurrence of any of the events specified in
Section 9.02 hereof that would entitle Seller to request the approval of the Superintendent for a transfer of amounts from the Custodian Account to the Seller Custodian Account, subject to the limitations specified therein on the use of funds withdrawn from the Custodian Account.

          (c) In addition, Seller shall, from and after the Recapture Date, have the right to retain or otherwise receive all contract loan repayments under the Non-Novated Contracts.


                                  ARTICLE VII

                              PREMIUMS; RECOVERIES
                              --------------------

          Subject to the provisions of Section 7.02 hereof, as further consideration for the indemnity reinsurance of the General Account Liabilities, LLANY shall be entitled to all premiums, contract loan repayments and other amounts payable on and after the Effective Date with respect to the general account portion of the Non-Novated Contracts. Seller shall promptly pay to LLANY any such amounts actually received by Seller.


                                   ARTICLE IX

                               CUSTODIAN ACCOUNT
                               -----------------

          Section 9.01.  General Account Reserves.  Seller agrees that it will
                         ------------------------
establish General Account Reserves as of the last day of each month during the term of this Agreement and will forward to LLANY and the Superintendent a statement showing such General Account Reserves and the aggregate amount of contract loans under the Non-

Novated Contracts (the "General Account Reserves Statement") within ten Business Days after the end of each calendar month during the term of this Agreement.

          Section 9.02.  Custodian Account.  (a)  LLANY has entered into the
                         -----------------
Custodian Agreement and has established a Custodian Account (the "Custodian Account") thereunder for the benefit of the policyholders of Seller resident in New York. LLANY agrees that, subsequent to the transfer of assets to the Custodian Account as described in Article VII above, LLANY will thereafter maintain in the Custodian Account assets having a market value not less than an amount equal to 100% of the amount of the General Account Reserves, less the aggregate amount of contract loans under the Non-Novated Contracts (the "Required Amount"), to be held by the Custodian. Following the receipt of each General Account Reserves Statement, LLANY shall, to the extent that the market value of the assets held in the Custodian Account on the last day of the month just ended (the "Custodian Asset Value") is less than the Required Amount so calculated, within five Business Days of its receipt of such General Account Reserves Statement, transfer to the Custodian Account assets with a market value on the date of transfer at least equal to the difference between the Required Amount and the Custodian Asset Value.

          (b) The assets placed in the Custodian Account will consist only of cash (U.S. legal tender), certificates of deposit (issued by U.S. banks and payable in U.S. legal tender), and investments of the types specified in subsection (a)(1) and subsection (a)(2) (excluding preferred shares) of Section 1405 of the New York Insurance Law, that are of investment grade, provided that such investments are issued by an institution that is not the parent, a subsidiary or an affiliate of LLANY or Seller. Assets in the Custodian Account will be valued at market value.

          (c) LLANY and Seller agree that the assets in the Custodian Account shall be transferred from the Custodian Account to the Seller Custodian Account in accordance with the procedures set forth in the Custodian Agreement under the following circumstances and for the following purposes:

          (i) in the event the Non-Novated Contracts are recaptured pursuant to Article IV, to transfer to the Seller Custodian Account the recapture amounts determined in accordance with Article IV;

          (ii) in the event that (A) the Standard & Poor's Corporation Claims-Paying Ability rating of Purchaser becomes less than A+ or the Moody's Investors Service, Inc. Financial Strength rating of Purchaser becomes less than A1 or (B) Purchaser becomes the subject of a delinquency proceeding within the meaning of Section 27-9-1-2 of the Indiana Insurance Law, in each case to reimburse Seller for LLANY's share of surrenders, contract loans and benefits paid by Seller pursuant to the provisions of the

     Insurance Contracts, to the extent not paid directly by LLANY when due;
     or

               (iii) in the event that the Standard & Poor's Corporation Claims-Paying Ability rating of Purchaser becomes less than A or the Moody's Investors Service, Inc. Financial Strength rating of Purchaser becomes less than A2, in addition to the purposes set forth above, to transfer to the Seller Custodian Account assets in an amount equal to the Required Amount;

provided that any such transfer, or any other withdrawal of amounts from the
--------
Custodian Account by the Superintendent, shall reduce the obligations of LLANY under this Agreement in an amount equal to the market value of the assets so transferred. LLANY hereby agrees to execute and deliver to the Custodian each Transfer Request presented to it by Seller that is accompanied by evidence reasonably satisfactory to LLANY that the amount requested to be transferred in such Transfer Request has been properly determined.

          (d) LLANY and Seller agree that assets may be withdrawn by LLANY from the Custodian Account in accordance with the procedures set forth in the Custodian Agreement, and, with respect to clause (i) below, only after or simultaneously with delivery to Seller of a Substitution Certificate signed by a duly authorized officer of LLANY and, with respect to clause (ii) below, only after or simultaneously with delivery to Seller of a Withdrawal Certificate signed by a duly authorized officer of LLANY, provided that either:

          (i) LLANY shall, prior to any such withdrawal, replace the withdrawn assets with other assets of a type permitted in Section 9.02(b) above, having a market value at least equal to the market value of the assets so withdrawn, in order to maintain in the Custodian Account assets having a market value at least equal to the Required Amount, or

          (ii) after such withdrawal, the market value of the assets remaining in the Custodian Account is not less than the Required Amount;

provided, however, that LLANY may make withdrawals pursuant to subsection
--------  -------
(d)(ii) of this Section 9.02(d) only once in any month, only after the receipt of the General Account Reserves Statement showing General Account Reserves and contract loans under the Non-Novated Contracts, each as of the end of the previous month, and only with the written approval of the Superintendent.

                                   ARTICLE X

                                   INSOLVENCY
                                   ----------

          LLANY hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the reinsurance shall be payable by LLANY on the basis of the liability of Seller under the Insurance Contract or Contracts reinsured on an indemnity basis, without diminution because of the insolvency, liquidation or rehabilitation of Seller or the appointment of a conservator, receiver, liquidator or statutory successor of Seller, directly to Seller or to its conservator, liquidator, receiver or other statutory successor. It is agreed that any conservator, receiver, liquidator or statutory successor of Seller shall give prompt written notice to LLANY of the pendency or submission of a claim under any such Insurance Contract or Contracts. During the pendency of such claim, LLANY may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense available to Seller or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by LLANY is chargeable against Seller as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to Seller solely as a result of the defense undertaken by LLANY.


                                   ARTICLE XI

                                    OFFSETS
                                    -------

          Any debts or credits between Seller and LLANY arising under this Agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.


                                  ARTICLE XII

               RIGHTS WITH RESPECT TO GENERAL ACCOUNT LIABILITIES
               --------------------------------------------------

          LLANY's reinsurance of the General Account Liabilities is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any other party, including, without limit, any Contractholder, insured, claimant or beneficiary, against LLANY or any legal relation between any Contractholders, insureds, claimants or beneficiaries and LLANY.

                                  ARTICLE XII

                              ERRORS AND OMISSIONS
                              --------------------

          Inadvertent delays, errors or omissions made by either Seller or LLANY in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have attached to such party had such delay, error or omission not occurred, provided that the party causing such delay, error or omission rectifies the same as soon as possible after its discovery thereof. If, as a result of any such delay, error or omission, there is a delay in the transfer of funds to be transferred pursuant hereto, the party responsible for such delay, error or omission shall pay, to the party to whom such funds are to be transferred, interest on the amount of funds to be transferred from the date of such delay, error or omission to and including the date of such transfer of funds at a rate equal to the average rate of earnings on assets held in the Custodian Account during such period.


                                  ARTICLE XIV

                              DUTY OF COOPERATION
                              -------------------

          Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. The duty of cooperation shall apply, but not be limited, to regulatory and litigation matters.


                                   ARTICLE XV

                                  ARBITRATION
                                  -----------

          It is the intention of the parties hereto that customs and usages of the business of indemnity reinsurance and assumption reinsurance shall be given full effect in the interpretation of this Agreement other than to the extent that the unique aspects of the transaction render such customs and usages inapplicable. The parties hereto shall act in all things with the highest good faith. Any dispute or difference with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be submitted to arbitration, which shall be mandatory and binding. The arbitrators shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict legal principles.

          The arbitration shall be held in Portland, Maine and shall consist of three arbitrators who must be active or retired executive officers of life insurance companies other than the parties to this Agreement, their Affiliates or subsidiaries. Seller shall appoint one arbitrator and LLANY the second.
Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Academy of Actuaries.

          Decisions of the arbitrators shall be by majority vote. The cost of arbitration, including the fees of the arbitrators, shall be borne as the arbitrators shall decide. Judgment on any award granted by the arbitrators may be entered in a Federal court of competent jurisdiction located in Portland, Maine.


                                  ARTICLE XVI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 16.01.  Notices.  Any notice required or permitted hereunder
                          -------
shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

          (1)  If to LLANY to:

                    Lincoln Life & Annuity Company of New York
                    120 Madison Street, 17th Floor
                    Syracuse, New York  13202
                    Attention:  Phil Holstein
                    Telecopier No.:  (315) 469-4636

               With concurrent copies to:

                    The Lincoln National Life Insurance Company
                    1300 Clinton Street
                    P.O. Box 1110
                    Fort Wayne, Indiana  48601-1110
                    Attention:  Carl L. Baker
                    Telecopier No.:  (219) 455-5135

                    Sutherland, Asbill & Brennan
                    1275 Pennsylvania Avenue, N.W.
                    Washington, D.C.  20004
                    Attention:  David A. Massey
                    Telecopier No.:  (202) 637-3593

          (2)  If to Seller to:

                    UNUM Life Insurance Company of America
                    2211 Congress Street
                    Portland, Maine  04122
                    Attention:  Kevin J. Tierney
                    Telecopier No.:  (207) 770-4377

                    With a concurrent copy to:

                    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                    125 West 55th Street
                    New York, New York  10019-5389
                    Attention:  Donald B. Henderson, Jr.
                    Telecopier No.:  (212) 424-8500

          Any party may, by notice given in accordance with this Agreement to the other party, designate another address or person for receipt of notices hereunder.

          Section 16.02.  Amendment.  This Agreement may not be modified,
                          ---------
changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

          Section 16.03.  Counterparts.  This Agreement may be executed by the
                          ------------
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

          Section 16.04.  No Third Party Beneficiaries.  Nothing in this
                          ----------------------------
Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 16.05.  Assignment.  This Agreement shall be binding upon and
                          ----------
inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.

          Section 16.06.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY
                          -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MAINE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.





                                      -16

          Section 16.07.  Entire Agreement.  This Agreement, together with the
                          ----------------
Acquisition Agreement and the other Ancillary Agreements (as defined in the Acquisition Agreement), constitutes the entire agreement between the parties relating to the indemnity reinsurance of the Insurance Contracts, and there are no other agreements between the parties hereto, either existing or contemplated, written or oral, relating thereto.

          IN WITNESS WHEREOF, Seller and LLANY have executed this Agreement as of the date first above written.

                              UNUM LIFE INSURANCE COMPANY
                                OF AMERICA


                              By:  /s/ Kevin J. Tierney
                                   ----------------------
                                   Name:   Kevin J. Tierney
                                   Title:  Senior Vice President
                                           and General Counsel

                              LINCOLN LIFE & ANNUITY COMPANY
                                OF NEW YORK


                              By:  /s/ Philip L. Holstein
                                   ------------------------
                                   Name:   Philip L. Holstein
                                   Title:  President



                                     -17-